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Ingersoll Rand Announces Third-Quarter Earnings of $0.92;

Revenues Increased by 10%. Raising Full-Year Forecast EPS to Record Level

•	Revenues increased by 10% to $2,239 million. 9% organic growth, including 2% from currency.

•	Diluted earnings per share of $0.92, $0.96 excluding $0.04 of restructuring costs, exceeded prior guidance.

•	Earnings per share from continuing operations increased by 8%; 14% excluding restructuring costs.

•	Projecting record earnings per share from operations for full-year 2007 and raising forecast to $3.55 to $3.60, excluding restructuring costs and gains on the sale of businesses.

Hamilton, Bermuda, October 26, 2007 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced earnings and revenues for the third quarter of 2007.

The company reported net earnings of $266.6 million, or diluted earnings per share (EPS) of $0.92, for the third quarter of 2007. Third-quarter net earnings included $197.6 million, or EPS of $0.68, from continuing operations, as well as $69.0 million of income equal to EPS of $0.24 from discontinued operations. Discontinued operations included EPS of $0.29 from the earnings of discontinued businesses, and the retained costs of divested businesses equal to EPS of ($0.05). Net income for the third quarter includes pretax restructuring costs of approximately $14.3 million. Third-quarter EPS excluding restructuring costs was $0.96. The operating results of the Road Development, Bobcat, Utility Equipment and Attachments businesses were reclassified as discontinued operations for the third quarter of 2007 and all prior periods (see “Discontinued Businesses,” below).

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Net earnings for the 2006 third quarter of $243.8 million, or EPS of $0.76, included EPS of $0.63 from continuing operations and EPS of $0.13 from discontinued operations. Discontinued operations included EPS of $0.16 related to the operating earnings of discontinued businesses, and the retained costs of divested businesses equal to EPS of ($ 0.03).

“Third-quarter 2007 performance continued to demonstrate the benefits of our transformed business portfolio, expanded market and geographic diversity, and our investments to fuel innovation,” said Herbert L. Henkel, chairman, president and chief executive officer. “We again offset several soft domestic markets with strong revenue growth from international operations, new product offerings and recurring revenues.”

Additional Highlights for the 2007 Third Quarter

Revenues: The company’s revenues increased by 10% to $2,239.0 million, compared with revenues of $2,038.0 million for the 2006 third quarter. Organic revenue growth was 9%, which included a 2% favorable impact from currency on year-over-year results. Third-quarter domestic revenues increased by 4%, while revenues from international operations increased by approximately 19%.

Total recurring revenues, which include revenues from parts, service, rental, and used equipment, increased by 6% compared with the third quarter of 2006, and accounted for 18% of total revenues.

Operating Income and Margins: Operating income was $276.3 million for the third quarter of 2007, compared with $268.9 million for the third quarter of 2006. The third-quarter operating margin was 12.3%, compared with last year’s 13.2%. Leverage from revenue growth and pricing was offset by unfavorable business and product mix, higher commodity costs, restructuring costs and increased growth investments. Excluding $14.3 million of restructuring costs, operating margin would have been 13.0%.

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Interest and Other Income/Expense: Interest expense increased to $33.3 million for the third quarter of 2007 compared with $31.5 million in the 2006 third quarter, due to higher debt levels. Other expense totaled $7.6 million for the third quarter, compared with $2.4 million of expense for the third quarter of 2006. The year-over-year difference is primarily attributable to higher currency losses compared with last year.

Taxes: The company’s effective tax rate for continuing operations for the third quarter of 2007 was 16.1% compared with 14.7% in the third quarter of 2006.

Discontinued Businesses: On July 29, 2007, the company entered into a definitive agreement to sell its Bobcat® and other construction-related businesses, including Utility Equipment and Attachments, to Doosan Infracore for cash proceeds of $4.9 billion. Net after-tax proceeds from the transaction are expected to approximate $3.7 billion. The sale is targeted to close late in the fourth quarter.

The operating results of these businesses have been reclassified as discontinued operations for the third quarter of 2007 and all prior periods.

“The disposition of our construction-related businesses is the culmination of our strategy to transition away from cyclical, heavy machinery businesses and to transform our business portfolio to reposition Ingersoll Rand as a leading global diversified industrial company,” said Henkel.

“We remain focused on driving growth and creating shareholder value through three strategic platforms serving global climate control, industrial and security markets. I am confident that these businesses will deliver improving and consistent financial performance over the long term and across all phases of the economic cycle.

“Collectively, this transaction and the recent sale of our Road Development business in April 2007 will generate $6.2 billion and approximately $4.8 billion of after tax proceeds. As a result, we have created immediate value for our shareholders and unlocked significant capital to drive long-term growth. Our investment priorities have remained consistent over the last several years. We will continue to use a balanced approach, split among internal investments for organic growth, acquisitions and share repurchase. Our preference will be to use the proceeds of the sale to augment profitable growth by funding innovation and new product efforts and to make acquisitions that enhance our strategic business platforms.”

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Discontinued Businesses Third-Quarter Operating Results: Discontinued operations (Bobcat, Utility Equipment, and Attachments) achieved planned revenue, which increased by 26% in the third quarter of 2007 compared with weak results last year. Third-quarter 2006 results were depressed by a severe deterioration in North American markets for compact equipment and a related decline in shipments to distributors to reduce their equipment inventories. Recurring revenues and international market volumes also increased compared with last year. Operating margins approximated 15% and increased significantly compared with the third quarter of 2006. Third-quarter orders increased by approximately 25% compared with last year and backlog levels also improved. Dealer inventories remain well balanced and consistent with demand levels.

Third-quarter Business Review

The company has realigned its segment reporting in 2007 to account for the sale of the Road Development business and pending disposition of the Bobcat, Utility Equipment and Attachments businesses.

The company now classifies its businesses into three reportable segments based on industry and market focus: Climate Control Technologies, Industrial Technologies, and Security Technologies. The results of Club Car® are now reported as part of the Industrial Technologies segment.

Climate Control Technologies provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann® and Thermo King®. Revenues for the sector of $882 million increased by 7% compared with the third quarter of 2006. Worldwide trailer and truck sales expanded by approximately 10%, with strong growth in Europe, Latin America and Asia Pacific offsetting lower activity levels in North America. Worldwide bus and sea-going container volumes also expanded. Worldwide revenues for stationary refrigeration increased by approximately 4%. Reported third-quarter 2007 operating margin was 11.3%, compared with 12.6% in the 2006 third quarter. The lower margin was due to unfavorable product mix and restructuring costs of $14.3 million, which more than offset pricing actions and operational improvements. Excluding restructuring costs, third-quarter operating margin improved to 13.0%.

Industrial Technologies is focused on providing solutions to enhance customers’ industrial and energy efficiency and provides equipment and services for compressed air systems, tools, fluid power production and energy generation systems. Total revenues in the third quarter increased by approximately 13% to $702 million.

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Air Solutions revenues increased by 19% with improved activity in industrial and process markets for complete air compressor units in all geographic regions and increased revenues from the aftermarket business.

Productivity Solutions revenues increased by 4%, as expanding activity in fluid handling, material handling and industrial markets outside of North America offset sluggish domestic markets, particularly for tools.

Club Car revenues increased by 3% compared with the third quarter of 2006, primarily reflecting increased parts and rental revenues, higher sales of utility and off-road vehicles and market share gains in a soft golf market

Third-quarter operating margins for Industrial Technologies of 13.3% increased compared with 12.8% last year, resulting from higher volumes, improved pricing and productivity savings, partially offset by higher material costs and unfavorable product mix.

Security Technologies includes mechanical and electronic security products, biometric and access-control technology, security and scheduling software, and services. Third-quarter revenues increased by approximately 11% to $655 million with ongoing growth in all geographic regions. Strong worldwide commercial construction markets drove higher commercial product revenues, especially at schools, universities and health care facilities. Revenues from electronic access control products increased by 24% compared with last year. Residential product revenues in North America increased by approximately 5%. During the third quarter, market share gains in both the new-home builder channel and at “Big Box” customers, along with strong sales of newly introduced residential electronic products, offset sharply declining residential market activity. Operating margins of 17.2% were down slightly compared with 17.8% in 2006. Higher volumes, improved pricing and productivity gains were offset by program and start-up costs for new products, unfavorable product and geographic mix and lingering year-over-year cost increases from nonferrous metals.

Balance Sheet

Total debt at the end of the third quarter was $2.4 billion, which includes the issuance of approximately $800 million of commercial paper. The debt-to-capital ratio was approximately 31.2% at the end of the third quarter, compared with 26.6% at the end of the third quarter of 2006.

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Share Repurchase

In December 2006, Ingersoll Rand’s Board of Directors approved a $2 billion share repurchase program that commenced in the first quarter of 2007. That program was increased to $4 billion on May 14, 2007. During the third quarter the company purchased approximately 21.0 million shares of stock for $1.1 billion. Approximately 38.6 million shares were purchased for $2 billion during the first three quarters of 2007. The pace and timing of share repurchases during the fourth quarter will primarily depend upon acquisition opportunities and the closing date of the sale of the company’s construction-related businesses to Doosan.

2007 Outlook

“Most of Ingersoll Rand’s major worldwide end markets have enjoyed solid demand during 2007,” said Henkel. “Third-quarter orders for the total company increased by approximately 7% compared with 2006, with year-over-year improvements at Industrial Technologies, Security Technologies and in Climate Control markets outside of North America. The company will continue to evaluate high-return restructuring opportunities to reduce costs and improve productivity.

“Based on our recent order pattern, we expect fourth-quarter revenue growth in the range of 5% to 7%. Earnings from continuing operations are expected to be $0.76 to $0.79 per share, with discontinued operations in the range of $0.18 to $0.20. Total fourth-quarter earnings are expected to be $0.94 to $0.99 per share, excluding restructuring costs and gains on the sale of businesses.

“We continue to expect record earnings for 2007,” said Henkel. “For full-year 2007, earnings from continuing operations are expected to be $2.66 to $2.69 per share, with discontinued operations equal to EPS of $0.89 to $0.91. Total full-year 2007 earnings are expected to be $3.55 to $3.60 per share, excluding restructuring costs and gains on the sale of businesses. This reflects an increase in our forecast compared to previous guidance. This forecast includes the total expected full-year earnings from discontinued operations. The completion of the sale of discontinued businesses prior to year end would have a minor impact on full-year earnings projections.”

The company will provide a full-year 2008 forecast in its fourth-quarter earnings release in January 2008.

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Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress.

This news release includes “forward-looking statements” that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-Q for the quarter ended June 30, 2007.

# # #
10/26/07

(See Accompanying Tables)

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INGERSOLL-RAND COMPANY LIMITED
Condensed Consolidated Income Statement
(In millions, except per share amounts)

UNAUDITED

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006

Net revenues	$2,239.0	$2,038.0	$6,439.8	$5,890.7

Cost of goods sold	1,608.2	1,465.4	4,613.8	4,229.1

Selling & administrative expenses	354.5	303.7	1,067.0	942.2

Operating income	276.3	268.9	759.0	719.4

Interest expense	(33.3)	(31.5)	(99.8)	(97.6)

Other income / (expense), net	(7.6)	(2.4)	0.9	(2.4)

Earnings before income taxes	235.4	235.0	660.1	619.4

Provision for income taxes	37.8	34.6	97.9	64.5

Earnings from continuing operations	197.6	200.4	562.2	554.9

Discontinued operations, net of tax	69.0	43.4	886.0	255.7

Net earnings	$266.6	$243.8	$1,448.2	$810.6

Diluted earnings per share
Continuing operations	$0.68	$0.63	$1.87	$1.70
Discontinued operations	0.24	0.13	2.95	0.78
	$0.92	$0.76	$4.82	$2.48
Weighted-average number of common
shares outstanding:
Diluted	288.8	319.9	300.5	327.2

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Business Review
(In millions, except percentages)

UNAUDITED

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Climate Control Technologies
Net revenues	$882.1	$825.6	$2,457.0	$2,307.2
Operating income	100.1	103.7	269.2	261.3
and as a % of revenues	11.3%	12.6%	11.0%	11.3%
Operating income excluding restructuring	114.4	103.7	283.5	261.3
and as a % of revenues	13.0%	12.6%	11.5%	11.3%

Industrial Technologies
Net revenues	701.5	622.9	2,119.1	1,886.3
Operating income	93.4	79.8	294.4	257.0
and as a % of revenues	13.3%	12.8%	13.9%	13.6%

Security Technologies
Net revenues	655.4	589.5	1,863.7	1,697.2
Operating income	112.8	105.0	311.8	282.6
and as a % of revenues	17.2%	17.8%	16.7%	16.6%

Total
Net revenues	$2,239.0	$2,038.0	$6,439.8	$5,890.7
Operating income	306.3	288.5	875.4	800.9
and as a % of revenues	13.7%	14.2%	13.6%	13.6%
Operating income excluding restructuring	320.6	288.5	889.7	800.9
and as a % of revenues	14.3%	14.2%	13.8%	13.6%

Unallocated corporate expense	(30.0)	(19.6)	(116.4)	(81.5)

Consolidated operating income	$276.3	$268.9	$759.0	$719.4
and as a % of revenues	12.3%	13.2%	11.8%	12.2%
Operating income excluding restructuring	$290.6	$268.9	$773.3	$719.4
and as a % of revenues	13.0%	13.2%	12.0%	12.2%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Condensed Consolidated Balance Sheet
(In millions)

UNAUDITED

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$438.0	$355.8
Marketable securities	0.7	0.7
Accounts and notes receivable, net	1,705.1	1,481.7
Inventories	923.0	833.1
Prepaid expenses and deferred income taxes	435.6	355.8
Assets held for sale	2,019.6	2,511.3
Total current assets	5,522.0	5,538.4

Property, plant and equipment, net	901.3	868.2
Goodwill	3,936.0	3,837.2
Intangible assets, net	719.5	712.8
Other assets	1,310.5	1,189.9
Total assets	$12,389.3	$12,146.5

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$772.6	$757.6
Accrued compensation and benefits	333.4	306.4
Accrued expenses and other current liabilities	690.1	794.2
Current maturities of long-term debt and loans payable	1,494.2	1,079.4
Liabilities held for sale	909.1	1,175.5
Total current liabilities	4,199.4	4,113.1

Long-term debt	901.7	905.2
Post-employment and other benefit liabilities	909.4	1,047.1
Other noncurrent liabilities	1,184.3	676.3
Total liabilities	7,194.8	6,741.7
Shareholders' equity:
Class A common shares	273.3	306.8
Retained Earnings	4,919.5	5,456.1
Accumulated other comprehensive income / (loss)	1.7	(358.1)
Total shareholders' equity	5,194.5	5,404.8
Total liabilities and shareholders' equity	$12,389.3	$12,146.5

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY, LIMITED
Condensed Consolidated Income Statement
2006
(In millions, except per share amounts)

UNAUDITED

	Q1	Q2	Q3	Q4	FY 2006
Net revenues	$1,804.6	$2,048.0	$2,038.0	$2,143.0	$8,033.7

Cost of goods sold	1,300.6	1,463.2	1,465.4	1,539.3	5,768.4

Selling & administrative expenses	306.1	332.3	303.7	324.6	1,266.8

Operating income	197.9	252.5	268.9	279.1	998.5

Interest expense	(35.2)	(30.8)	(31.5)	(36.1)	(133.6)

Other income / (expense), net	6.3	(6.2)	(2.4)	(9.9)	(12.3)

Earnings before income taxes	169.0	215.5	235.0	233.1	852.6

Provision for income taxes	11.5	18.4	34.6	28.0	92.6

Earnings from continuing operations	157.5	197.1	200.4	205.1	760.0

Discontinued operations, net of tax	95.7	116.4	43.4	16.9	272.5

Net earnings	$253.2	$313.5	$243.8	$222.0	$1,032.5

Diluted earnings per share
Continuing operations	$0.47	$0.60	$0.63	$0.66	$2.36
Discontinued operations	0.29	0.35	0.13	0.06	0.84
	$0.76	$0.95	$0.76	$0.72	$3.20

Weighted-average number of common
shares outstanding:
Diluted	332.4	330.8	319.9	310.0	323.1

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Business Review
2006
(In millions, except percentages)

UNAUDITED

	Q1	Q2	Q3	Q4	FY 2006
Climate Control Technologies
Net revenues	$683.6	$798.0	$825.6	$863.9	$3,171.0
Operating income	69.2	88.4	103.7	94.7	356.0
and as a % of revenues	10.1%	11.1%	12.6%	11.0%	11.2%

Industrial Technologies
Net revenues	596.2	667.1	622.9	691.4	2,577.7
Operating income	81.6	95.5	79.8	94.9	351.8
and as a % of revenues	13.7%	14.3%	12.8%	13.7%	13.6%

Security Technologies
Net revenues	524.8	582.9	589.5	587.7	2,285.0
Operating income	79.6	98.0	105.0	117.7	400.2
and as a % of revenues	15.2%	16.8%	17.8%	20.0%	17.5%

Total
Net revenues	$1,804.6	$2,048.0	$2,038.0	$2,143.0	$8,033.7
Operating income	230.4	281.9	288.5	307.3	1,108.0
and as a % of revenues	12.8%	13.8%	14.2%	14.3%	13.8%

Unallocated corporate expense	(32.5)	(29.4)	(19.6)	(28.2)	(109.5)

Consolidated operating income	$197.9	$252.5	$268.9	$279.1	$998.5
and as a % of revenues	11.0%	12.3%	13.2%	13.0%	12.4%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION